Filed Pursuant to Rule 433
                                                         File No.: 333-133209-03

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-133209. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

                        THE SERIES 2007-PA3 CERTIFICATES

                                Initial     Pass-
                              Principal   Through
Class or Component           Balance(1)      Rate    Principal Types
------------------------  -------------   -------    ----------------------------------
Offered Certificates
Class I-A-1                 $86,000,000     5.750%   Senior, Sequential Pay
Class I-A-2                  $6,433,865     5.750%   Senior, Sequential Pay
Class I-A-3                  $1,079,450     5.750%   Super Senior Support, Lockout
Class I-A-4                 $22,029,550     5.750%   Super Senior, Lockout
Class I-A-R                        $100     5.750%   Senior, Sequential Pay
Class II-A-1               $367,000,000     6.000%   Senior, Sequential Pay
Class II-A-2                 $1,557,533     6.000%   Senior, Sequential Pay
Class II-A-3                 $3,880,000     6.000%   Super Senior Support, Lockout
Class II-A-4                $79,170,000     6.000%   Super Senior, Lockout
Class III-A-1              $251,500,000     6.250%   Super Senior, Pass-Through
Class III-A-2               $16,648,750     6.500%   Super Senior Support, Pass-Through
Class III-A-3              $105,000,000     6.000%   Senior, Pass-Through
Class III-A-4                        (2)       (3)   Senior, Notional Amount
Class III-A-5               $15,000,000        (3)   Super Senior, Pass-Through
Class III-A-6               $62,392,862     6.500%   Super Senior, Pass-Through
Class III-A-7                        (2)    0.250%   Senior, Notional Amount
Class IV-A-1               $118,000,000     6.500%   Super Senior, Pass-Through
Class IV-A-2                 $8,115,000     6.500%   Super Senior Support, Pass-Through
Class IV-A-3                $42,782,893     6.500%   Super Senior, Pass-Through
Class V-A-1                $113,222,000     7.000%   Super Senior, Pass-Through
Class V-A-2                  $5,774,482     7.000%   Super Senior Support, Pass-Through
Class VI-A-1                $34,866,615     5.500%   Senior, Pass-Through
Class VI-A-IO                        (2)       (4)   Senior, Notional Amount
Class A-IO                           (5)       (5)   Senior, Component
Class A-PO                           (6)    0.000%   Senior, Component
Class B-1                   $34,641,000        (7)   Subordinated
Class B-2                   $12,725,000        (7)   Subordinated
Class B-3                    $9,191,000        (7)   Subordinated
Components
Class I-A-IO                         (8)       (9)   Notional Amount
Class II-A-IO                        (8)       (9)   Notional Amount
Class III-A-IO                       (8)       (9)   Notional Amount
Class IV-A-IO                        (8)       (9)   Notional Amount
Class V-A-IO                         (8)       (9)   Notional Amount
Class I-A-PO                   $572,282     0.000%   Ratio Strip
Class II-A-PO                  $364,642     0.000%   Ratio Strip
Class III-A-PO                 $362,244     0.000%   Ratio Strip
Class V-A-PO                    $32,196     0.000%   Ratio Strip
Class VI-A-PO                   $15,863     0.000%   Ratio Strip
Non-Offered Certificates
Class B-4                    $5,655,000        (7)   Subordinated
Class B-5                    $5,656,000        (7)   Subordinated
Class B-6                    $4,242,044        (7)   Subordinated


Class or Component        Interest Types                        CUSIP
------------------------  ------------------------------------  ----------
Offered Certificates
Class I-A-1               Fixed Rate                            94985G AA4
Class I-A-2               Fixed Rate                            94985G AB2
Class I-A-3               Fixed Rate                            94985G AC0
Class I-A-4               Fixed Rate                            94985G BA3
Class I-A-R               Fixed Rate                            94985G AD8
Class II-A-1              Fixed Rate                            94985G AE6
Class II-A-2              Fixed Rate                            94985G AF3
Class II-A-3              Fixed Rate                            94985G AG1
Class II-A-4              Fixed Rate                            94985G BB1
Class III-A-1             Fixed Rate                            94985G AH9
Class III-A-2             Fixed Rate                            94985G AJ5
Class III-A-3             Fixed Rate                            94985G AK2
Class III-A-4             Inverse Floating Rate, Interest Only  94985G BC9
Class III-A-5             Floating Rate                         94985G BD7
Class III-A-6             Fixed Rate                            94985G BE5
Class III-A-7             Fixed Rate, Interest Only             94985G BF2
Class IV-A-1              Fixed Rate                            94985G AL0
Class IV-A-2              Fixed Rate                            94985G AM8
Class IV-A-3              Fixed Rate                            94985G BG0
Class V-A-1               Fixed Rate                            94985G AN6
Class V-A-2               Fixed Rate                            94985G AP1
Class VI-A-1              Fixed Rate                            94985G AQ9
Class VI-A-IO             Variable Rate, Interest Only          94985G AR7
Class A-IO                Interest Only                         94985G AS5
Class A-PO                Principal Only                        94985G AT3
Class B-1                 Variable Rate                         94985G AU0
Class B-2                 Variable Rate                         94985G AV8
Class B-3                 Variable Rate                         94985G AW6
Components
Class I-A-IO              Variable Rate, Interest Only          N/A
Class II-A-IO             Variable Rate, Interest Only          N/A
Class III-A-IO            Variable Rate, Interest Only          N/A
Class IV-A-IO             Variable Rate, Interest Only          N/A
Class V-A-IO              Variable Rate, Interest Only          N/A
Class I-A-PO              Principal Only                        N/A
Class II-A-PO             Principal Only                        N/A
Class III-A-PO            Principal Only                        N/A
Class V-A-PO              Principal Only                        N/A
Class VI-A-PO             Principal Only                        N/A
Non-Offered Certificates
Class B-4                 Variable Rate                         94985G AX4
Class B-5                 Variable Rate                         94985G AY2
Class B-6                 Variable Rate                         94985G AZ9

-------------------------------

(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The Class III-A-4, Class III-A-7 and Class VI-A-IO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amounts, initially approximately $15,000,000, $10,958,386 and $31,764,844, respectively.

(3) The following table describes the methodology for determining the pass-through rate for the floating rate and inverse floating rate certificates.

                Initial Pass-     Pass-Through         Minimum         Maximum Pass-
Class           Through Rate      Rate Formula    Pass-Through Rate    Through Rate
-------------   -------------    --------------   -----------------    -------------
Class III-A-4           0.500%   5.820% - LIBOR               0.000%           5.820%
Class III-A-5           6.000%   LIBOR + 0.680%               0.680%           6.500%

(4) The pass-through rate with respect to each distribution date and the Class VI-A-IO Certificates will be the per annum rate equal to the excess of (i) the weighted average of the net mortgage interest rates of the premium mortgage loans in the sixth loan group (based on the scheduled principal balances of such premium mortgage loans on the first day of the month preceding the month of such distribution date or, in the case of the first distribution date, based on the unpaid principal balances of the premium mortgage loans in the sixth loan group as of the cut-off date) over (ii) 5.500%. For the initial distribution date in July 2007, this rate is expected to be approximately 0.37783% per annum.

(5) The Class A-IO Certificates will be deemed for purposes of the distribution of interest to consist of five components as described in the table. The components are not severable.

(6) The Class A-PO Certificates will be deemed for purposes of the distribution of principal to consist of five components as described in the table. The components are not severable.

(7) The Class B Certificates will accrue interest each month at a per annum rate equal to the weighted average (based on the group subordinate amount for each loan group) of 5.750% for the first loan group, 6.000% for the second loan group, 6.250% for the third loan group, 6.500% for the fourth loan group, 7.000% for the fifth loan group and 5.500% for the sixth loan group. For the initial distribution date in July 2007, this rate is expected to be approximately 6.201% per annum.

(8) The Class I-A-IO, Class II-A-IO, Class III-A-IO, Class IV-A-IO and Class V-A-IO Components are interest only components, have no principal balance and will bear interest on their notional amounts, initially approximately $78,273,897, $257,476,232, $248,733,319, $177,974,679 and $102,888,374,
      respectively.

(9) The pass-through rate with respect to each distribution date and the Class I-A-IO, Class II-A-IO, Class III-A-IO, Class IV-A-IO and Class V-A-IO Components will be the per annum rate equal to the excess of (i) the weighted average of the net mortgage interest rates of the premium mortgage loans in the related loan group (based on the scheduled principal balances of such premium mortgage loans on the first day of the month preceding the month of such distribution date or, in the case of the first distribution date, based on the unpaid principal balances of the premium mortgage loans in the related loan group as of the cut-off date) over (ii) 5.750%, 6.000%, 6.250%, 6.500% and 7.000%, respectively. For the initial distribution date in July 2007, this rate is expected to be approximately 0.11500%, 0.11500%, 0.17680%, 0.17396% and 0.58267% per annum, respectively.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

   Group I-A Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

   first, to the Class I-A-R Certificates;

   second, concurrently, to the Class I-A-3 and Class I-A-4 Certificates, pro rata, up to the Group I Priority Amount for such Distribution Date;

   third, sequentially, to the Class I-A-1 and Class I-A-2 Certificates; and

   fourth, concurrently, to the Class I-A-3 and Class I-A-4 Certificates, pro rata.

   Group II-A Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, sequentially, as follows:

   first, concurrently, to the Class II-A-3 and Class II-A-4 Certificates, pro rata, up to the Group II Priority Amount for such Distribution Date; and

   second, sequentially, to the Class II-A-1 and Class II-A-2 Certificates; and

   third, concurrently, to the Class II-A-3 and Class II-A-4 Certificates, pro rata.

   Group III-A Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group III-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group III-A Certificates, concurrently, to the Class III-A-1, Class III-A-2, Class III-A-3, Class III-A-5 and Class III-A-6 Certificates, pro rata.

   Group IV-A Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group IV-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group IV-A Certificates, concurrently, to the Class IV-A-1, Class IV-A-2 and Class IV-A-3 Certificates, pro rata.

   Group V-A Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group V-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group V-A Certificates, concurrently, to the Class V-A-1 and Class V-A-2 Certificates, pro rata.

   Group VI-A Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Distribution Amount for the Group VI-A Certificates will be distributed in reduction of the Principal Balance of the Class VI-A-1 Certificates.

   Notwithstanding the foregoing, on each Distribution Date occurring on or after the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for each Group will be distributed among the Classes of Class A Non-PO Certificates of such Group pro rata in accordance with their respective outstanding Principal Balances without regard to either the proportions or the priorities set forth above.

   Any amounts distributed on a Distribution Date to the holders of any Class in reduction of Principal Balance will be allocated among the holders of such Class pro rata in accordance with their respective Percentage Interests.

   The "Group I Priority Amount" for any Distribution Date means the lesser of
(i) the sum of the Principal Balances of the Class I-A-3 and Class I-A-4 Certificates and (ii) the product of (1) the Group I Priority Percentage, (2) the Shift Percentage and (3) the sum of the Scheduled Principal Amount for Loan Group I and the Unscheduled Principal Amount for Loan Group I.

   The "Group II Priority Amount" for any Distribution Date means the lesser of
(i) the sum of the Principal Balances of the Class II-A-3 and Class II-A-4 Certificates and (ii) the product of (1) the Group II Priority Percentage, (2) the Shift Percentage and (3) the sum of the Scheduled Principal Amount for Loan Group II and the Unscheduled Principal Amount for Loan Group II.

   The "Group I Priority Percentage" means the sum of the Principal Balances of the Class I-A-3 and Class I-A-4 Certificates divided by the Pool Balance (Non-PO Portion) for Loan Group I.

   The "Group II Priority Percentage" means the sum of the Principal Balances of the Class II-A-3 and Class II-A-4 Certificates divided by the Pool Balance (Non-PO Portion) for Loan Group II.

   The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                                                       Shift
Distribution Date Occurring In                                       Percentage
-------------------------------------------------------------------  ----------
July 2007 through June 2012                                                   0%
July 2012 through June 2013                                                  30%
July 2013 through June 2014                                                  40%
July 2014 through June 2015                                                  60%
July 2015 through June 2016                                                  80%
July 2016 and thereafter                                                    100%